EXHIBIT 10.1

SUBLEASE AGREEMENT

This Sublease Agreement (“ Sublease ”) dated as of December 23, 2009, is made by and between American Capital, Ltd. , a Delaware corporation (f/k/a American Capital Strategies, Ltd.) (“ Sublandlord ”) and Northwest Biotherapeutics , Inc., a Delaware corporation (“ Subtenant ”).

RECITALS:

A.        Pursuant to an Office Lease (“ Original Lease ”) dated September 28, 2001 by and between Hampden Square Corporation, a Delaware corporation (“ Landlord ”) and Sublandlord, as assignee of Abt Associates, Inc., Sublandlord leased certain premises (“ Prime Lease Premises ”) from Landlord consisting of 61,342 rentable square feet (“ RSF ”), in the building located at 4800 Montgomery Lane, Bethesda, Maryland ( “Building ”).

B.         The Original Lease was amended by a Notice of Lease Term Dates dated as of January 24, 2003 (“ Amendment ” and together with the Original Lease, and as the same may be further amended from time to time, the “ Lease ”).  A copy of the Lease is attached hereto as Exhibit A .

C.         Sublandlord desires to sublease to Subtenant, and Subtenant desires to sublease from Sublandlord, a portion of the Prime Lease Premises constituting approximately 7,097 RSF located on the 8 th Floor of the Building, as depicted on Exhibit B   attached hereto (the “ Subleased Premises ”).

 Now, therefore, Sublandlord and Subtenant, hereby agree as follows:

1.                 Sublease Term .  The term of this Sublease (“ Sublease Term ”) with respect to the Subleased Premises shall commence on the Sublease Commencement Date (hereinafter defined) and shall expire on September 30, 2012 (the “ Sublease Expiration Date ”).  Except to the extent expressly provided to the contrary in this Sublease, no termination of this Sublease shall diminish or otherwise affect the liabilities of Subtenant that accrued prior to the effective date of termination.  The “ Sublease Commencement Date ” shall be the later of (i) December 1, 2009 and (ii) the date that is one (1) business day after execution and delivery by Landlord, Subtenant and Sublandlord of a sublease consent in substantially the form attached hereto as Exhibit B or such other form as Landlord may require (“ Sublease Consent ”).

2.                 Subleased Premises; Subtenant Improvement Allowance .

(a)           Except as otherwise expressly provided herein, Subtenant shall accept possession of the Subleased Premises “AS IS” on the Sublease Commencement Date, and Except for the performance of the Sublandlord’s Work (hereinafter defined), Sublandlord shall have no obligation to make any alterations or improvements of any kind to prepare the Subleased Premises for Subtenant’s occupancy; provided, however, that the Subleased Premises shall be delivered in broom clean condition and free from debris.  Sublandlord makes no representations or warranties whatsoever with respect to the condition of the Subleased Premises or the building systems serving the Subleased Premises.  In entering into this Sublease, Subtenant has not relied upon or been induced by any statement or representation regarding the condition or suitability of the Subleased Premises other than those, if any, set forth in this Sublease.  Notwithstanding the foregoing, Sublandlord shall perform the following work at its sole cost prior to the Sublease Commencement Date ( “Sublandlord’s Work ”):  Sublandlord shall cause the water supply and drain in the kitchen located in the Subleased Premises to be in good working order and Sublandlord shall repair or replace as necessary the lock on the door to the rear entrance to the Subleased Premises.

(b)           Notwithstanding the foregoing, Sublandlord shall make available for the performance of Subtenant’s Work (as hereinafter defined) an allowance (the “ Subtenant Allowance ”) in an amount equal to the product of (a) Six and 00/100 Dollars ($6.00) multiplied by (b) the number of square feet of rentable area comprising the Subleased Premises, or Forty-Two Thousand Five Hundred Eighty-Two and 00/100 Dollars ($42,582.00).  Sublandlord shall pay the Subtenant Allowance to Subtenant in no more than three (3) installments.  Each installment shall be paid to Subtenant within thirty (30) days following Subtenant’s completion of that portion of Subtenant’s Work for which the request is being made and Sublandlord’s receipt from Subtenant of (i) invoices reasonably evidencing work or services performed with respect to the portion of Subtenant’s Work for the installment of the Subtenant Allowance that is being requested; (ii) receipted bills or other evidence that the aforesaid invoices have been paid in full; and (iii) waivers or releases of liens from each of Subtenant’s contractors, subcontractors and suppliers in connection with the work performed or materials supplied as evidenced by the aforesaid invoices, which waivers and releases may be conditioned upon payment of the amounts set forth therein.  Subtenant shall complete the Specified Work (hereinafter defined) not later than May 31, 2010.  In addition, Subtenant shall utilize the Subtenant Allowance on or before May 31, 2010.  Subtenant shall not be entitled to any Rent abatement, offset or credit if Subtenant fails to use any portion of the Subtenant Allowance on or before May 31, 2010.  In the event that Sublandlord fails to pay any portion of the Subtenant Allowance to Subtenant on the date on which such amount is payable to Subtenant in accordance with the terms of this Sublease, and such failure continues for thirty (30) days after Subtenant provides to Sublandlord written notice of such failure, then Subtenant, at its option (exercisable by providing written notice to Sublandlord) and provided Subtenant is not in default under the terms of this Sublease at such time, may offset such unpaid amounts against the next installments of Base Rent coming due hereunder until such amount has been fully applied.

(c)           Subtenant shall improve the Subleased Premises in accordance with the Subtenant’s Plans (as hereinafter defined).  Subtenant shall submit to Sublandlord and Landlord Subtenant’s final plans and specifications for improvements to the Subleased Premises (the “ Subtenant’s Plans ”), which shall be subject to the prior written approval of Sublandlord and Landlord (the work set forth in the Subtenant’s Plans being hereinafter referred to as “ Subtenant’s Work ”), which approval Sublandlord shall not unreasonably withhold or delay.  Notwithstanding anything to the contrary contained in this Sublease, in all events, the scope of Subtenant’s Work shall include installation of a dishwasher in the kitchen, special air conditioning units for the server room, high capacity IT lines to the server room and the conference rooms, removal of one office wall to create a reception area and relocation of a glass door from inside the Subleased Premises to the suite entry, removal of one wall between two existing offices to make a single larger office, and removal of the telephone cabins across the corridor from the conference rooms (collectively, the “ Specified Work ”).  Sublandlord acknowledges and agrees that Sublandlord has approved the Specified Work pursuant to plans previously provided by Subtenant to Sublandlord.  From and after the date of approval of Sublandlord and Landlord of the Subtenant’s Plans, any changes to the Subtenant’s Plans shall not be binding unless approved in writing by both Sublandlord and Landlord.  Sublandlord shall either provide comments to, or approve, Subtenant’s Plans within ten (10) days after its receipt of an electronic version and hard copy of a complete and accurate set of Subtenant’s Plans.  If Sublandlord disapproves Subtenant’s Plans, Subtenant shall promptly resubmit Subtenant’s Plans revised to satisfy Sublandlord’s objections.  Sublandlord shall either provide additional comments to, or approve, Subtenant’s Plans as revised within ten (10) days after its receipt of same.  If Sublandlord does not provide approval or provide any comments with respect to Subtenant’s Plans within such 10-day period, Subtenant may notify Sublandlord in writing that Sublandlord has failed to respond, and if Sublandlord does not provide approval or provide any comments with respect to Subtenant’s Plans within five (5) days after Sublandlord’s receipt of Subtenant’s notice, Subtenant’s Plans shall be deemed to be approved by Sublandlord.  Sublandlord’s approval of the Subtenant’s Plans shall constitute approval of Subtenant’s design concept only and shall in no event be deemed a representation or warranty by Sublandlord as to whether the Subtenant’s Plans comply with any and all legal requirements applicable to the Subtenant’s Plans and Subtenant’s Work. Upon completion of Subtenant's Work and as part of the cost of Subtenant's Work, Subtenant will provide Sublandlord and Landlord with final construction documents consisting of two hard copy sets of bluelines and an electronic file in a format reasonably acceptable to Sublandlord.  In the performance of Subtenant’s Work, Subtenant shall comply with all applicable laws, codes and regulations.  Subtenant shall obtain all permits, certificates and other governmental approvals from all governmental entities having jurisdiction thereover which are necessary for the prosecution and completion of Subtenant’s Work.  Subtenant’s Work shall include, but not be limited to, the cost of all permits and governmental inspections, demolition, fire life safety equipment installation, sprinkler relocation (if necessary) and all architectural and engineering fees.  Prior to commencing Subtenant’s Work, Subtenant shall provide to Sublandlord the name and address of each contractor and subcontractor which Subtenant intends to employ to perform Subtenant’s Work, the use of which subcontractors and contractors shall be subject to Sublandlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed if (1) the contractor or subcontractor is properly licensed and bonded, and (2) neither Sublandlord nor any of its affiliates has had any prior experience with such contractor or subcontractor which was unsatisfactory.  Sublandlord shall indicate whether or not it approves any such contractor or subcontractor within seven (7) days after Subtenant’s request for approval.  Prior to the commencement of any of Subtenant’s Work, Subtenant shall deliver to Sublandlord, with respect to each contractor and subcontractor which Subtenant intends to employ to perform any of Subtenant’s Work, a certificate of insurance from each such contractor or subcontractor specifying Sublandlord as a named insured and evidencing that each such contractor or subcontractor has obtained the insurance coverages required under the terms of the Lease.

3.                 Rent .

(a)           Commencing on the date that is one hundred twenty (120) days after the Sublease Commencement  Date (“ Rent Commencement Date ”), Subtenant shall, without deduction, demand, notice from Sublandlord, or right of offset, pay to Sublandlord for each month during the Sublease Term as annual basic rent (“ Basic Rent ”) in the amount set forth in the following table:

Dates	Basic Rent (Monthly)
Rent Commencement Date through first day of calendar month following calendar month in which anniversary of Rent Commencement Date occurs (such period, “First Lease Year”)	$13,306.88
12- month period following expiration of First Lease Year (“Second Lease Year”)	$13,706.08
the period following Second Lease Year through Sublease Expiration Date	$14,117.26

All payments of Basic Rent shall be made in lawful money of the United States, in advance on the first (1 st ) day of each calendar month during the Sublease Term, the first payment of Basic Rent to be made as of the date this Sublease is executed and applied against the first Basic Rent due hereunder.  Payments in respect of a period less than a full calendar month shall be prorated based on the actual number of days in such month during the Sublease Term.

(b)           Commencing on November 1, 2010 and continuing through the Sublease Term, in addition to payment of the Basic Rent, Subtenant shall pay to Sublandlord, as to each calendar year or portion thereof during the Sublease Term, as additional rent (“ Passthrough Rent ”), without deduction, demand, notice from Sublandlord, or right of offset, (i) Subtenant’s Percentage Share (as hereafter defined) of the amount by which Operating Expenses (as defined in the Lease) for such calendar year exceed Operating Expenses in calendar year 2010 (“ Subtenant’s Expense Payment ”) and (ii) Subtenant’s Percentage Share of the amount by which Tax Expenses (as defined in the Lease) for such calendar year exceed the Tax Expenses in calendar year 2010 (“ Subtenant’s Tax Payment ”).  As used herein, “ Subtenant’s Percentage Share ” shall mean Four and 85/100 percent (4.85%) (7,097 divided by 146,189).  At Subtenant’s request, Sublandlord shall deliver to Subtenant any statements, invoices, or other materials delivered to Sublandlord by or at the direction of Landlord with respect to the Passthrough Rent.  Subtenant shall have no right to dispute the Operating Expenses and Tax Expenses once the same is agreed upon by or adjudicated, pursuant to any dispute mechanism is set forth in the Lease or applicable at law, by Sublandlord and Landlord.  The obligations to make payments hereunder, which obligations arise during and relate to the period prior to termination or expiration of this Sublease, shall survive the termination or expiration of this Sublease.

(c)                “ Rent ” shall mean all Basic Rent, Passthrough Rent and all other monies due by Subtenant under the terms of this Sublease.  Any payment of Rent not paid within five (5) days of the due date thereof shall be subject to a late charge of six percent (6%) of the amount of such installment.  Any amount due from Subtenant to Sublandlord that is not paid when due shall bear interest at an interest rate equal to the Prime Rate published from time to time in the Money Rates column of The Wall Street Journal plus 5% (or, if lower, the highest rate then allowed under the usury laws of the State of Maryland) from the date due until the date paid.  The right of Sublandlord to charge a late charge and interest with respect to past due installments of Rent is in addition to Sublandlord’s other rights and remedies in the event of a default by Subtenant hereunder.

4.                     Security Deposit .

(a)  Contemporaneously upon execution of this Sublease, Subtenant shall deposit with Sublandlord cash in the amount of $13,306 (“Security Deposit”) as security for the faithful performance and observance by Subtenant of the terms, provisions, covenants and conditions of this Sublease.  Failure to deliver the same upon execution of this Sublease shall render this Sublease void ab initio .  In the event Subtenant defaults in respect of any of the terms, provisions, covenants and conditions of this Sublease after all applicable notice and cure periods have passed, including, but not limited to, the payment of Rent, Sublandlord may use, apply or retain the whole or any part of the Security Deposit to the extent required for the payment of any Rent and any other sum as to which Subtenant is in default or for any sum which Sublandlord may expend or may be required to expend by reason of Subtenant’s default in respect of any of the terms, provisions, covenants and conditions of this Sublease, including but not limited to, any damages or deficiency accrued before or after summary proceedings or other re-entry by Sublandlord.  In the event that Subtenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Sublease, the Security Deposit shall be returned to Subtenant promptly after the date fixed as the end of this Sublease and after delivery of entire possession of the Subleased Premises to Sublandlord.  In the event of an assignment by Sublandlord of its interest in the Lease, Sublandlord shall transfer the Security Deposit to the assignee and shall provide Subtenant with a written notice indicating the name and address of the assignee.  In such event, Sublandlord shall thereupon be released by Subtenant from all liability for the return of such Security Deposit, and Subtenant agrees to look solely to the new Sublandlord for the return of said Security Deposit; and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the Security Deposit to a new Sublandlord.

 (b)               In the event that Subtenant defaults in respect of any of the terms, provisions, covenants and conditions of the Sublease and Sublandlord utilizes all or any part of the security represented by the Security Deposit, Sublandlord may, in addition to terminating this Sublease and exercising any other rights and remedies that Sublandlord may have under the Lease, or at law or in equity, retain the unapplied and unused balance of the principal amount of the Security Deposit as security for the faithful performance and observance by Subtenant thereafter of the terms, provisions, and conditions of this Sublease, and may use, apply, or retain the whole or any part of said balance to the extent required for payment of Rent, additional rent, or any other sum as to which Subtenant is in default (after all applicable notice and cure periods set forth herein have passed) or for any sum which Sublandlord may expend or be required to expend by reason of Subtenant's default in respect of any of the terms, covenants, and conditions of this Sublease (after all applicable notice and cure periods set forth herein have passed).  In the event Sublandlord, in accordance with the terms of this Sublease, applies or retains any portion or all of the Security Deposit delivered hereunder, Subtenant shall forthwith restore the amount so applied or retained so that at all times the amount deposited shall be equal to the security required by Section 4(a).

5.          Furniture, Equipment and Signage .

(a)  Subtenant shall be responsible for providing its own furniture, fixtures, equipment and cabling at its sole cost and expense.  Sublandlord shall have no obligation to provide any of the foregoing.

(b)                 Sublandlord shall have the one-time obligation to use reasonable efforts promptly following the Sublease Commencement Date to cause to be installed at Sublandlord’s cost building standard suite entry signage identifying Subtenant and three of its affiliates, namely Toucan Capital, HealthBank and Oncocidex (collectively, the “ Named Affiliates ”) at the main entrance to the Subleased Premises, which signage and the final location of the same shall be subject to the approval of Sublandlord and Landlord (to the extent required by the Lease).  Following the Sublease Commencment Date, Sublandlord shall have the one-time obligation to seek to obtain from Landlord and make available to Subtenant (at Landlord’s customary charge) Subtenant’s pro rata share of directory strips for up to four (4) company names on the main directory board in the Building lobby identifying Subtenant and the Named Affiliates.  Upon the Sublease Expiration Date, Subtenant shall remove all suite entry signage and repair any damage resulting therefrom, at Subtenant’s sole cost and expense.

6.          Access; Use .

 (a) Subject to the terms and conditions set forth in the Lease, Subtenant shall have access to the Subleased Premises twenty-four (24) hours per day, three hundred sixty-five (365) days per year and Landlord’s electronic security and control system will be used for Building access after normal Building hours.

 (b) Sublandlord shall have the right, at all reasonable times, upon reasonable notice (except in an emergency) to enter upon the Subleased Premises and to examine and inspect the Subleased Premises and exercise its rights hereunder.  Landlord shall have the right to access the Subleased Premises in accordance with the terms of the Lease.  In exercising its rights under this paragraph, Sublandlord shall exercise reasonable diligence to minimize interference with Subtenant’s use and enjoyment of the Subleased Premises, provided that in the event of an emergency, Sublandlord’s obligation with respect to minimizing interference with Subtenant’s use and enjoyment of the Subleased Premises shall be limited to the extent that is reasonable under the circumstances of such emergency.

 (c) Subtenant shall not use, nor suffer or permit any other person(s) to use, the Subleased Premises for any purpose whatsoever other than any as general office purposes, consistent with similar first-class office buildings in downtown Bethesda, Maryland.  In no event shall Subtenant use the Subleased Premises, or suffer or permit the Subleased Premises to be used, for any unlawful activity or purpose or in any unlawful manner or in violation of any order, ordinance, regulation or rules of any governmental or quasi-governmental body, or for residential purposes.  Subtenant shall not commit or allow any waste or damage to be committed on any portion of the Subleased Premises.

 (d) Subtenant shall at all times comply with any rules and regulations (including parking rules and regulations) as may be promulgated from time to time by Landlord for the Building (including the Rules and Regulations described in the Lease).

7.          Covenant of Quiet Enjoyment .  Sublandlord hereby covenants that if and so long as Subtenant performs every obligation of Subtenant under this Sublease subject to the notice and cure provisions herein, then, subject to the other provisions of this Sublease, Subtenant shall peaceably and quietly enjoy the Subleased Premises during the Sublease Term without hindrance by Sublandlord or any person lawfully claiming through or under Sublandlord.

8.          Alterations .  Subtenant shall not make any alterations or leasehold improvements to the Subleased Premises without the prior consent of Sublandlord, which consent shall not be unreasonably withheld or delayed, nor without the prior consent of Landlord in accordance with the terms of the Lease.  It shall be deemed reasonable for Sublandlord to disapprove or condition any alteration disapproved by, or as to which similar conditions are imposed by, Landlord (whether or not reasonable). Except for Sublandlord’s obligation to pay the Tenant Allowance to Subtenant in accordance with this Sublease, and except for Sublandlord’s obligation to cause the water supply and drain in the kitchen to be in full working order on or prior to the Sublease Commencement Date, Subtenant shall be responsible for all costs associated with any modifications or alterations to the Subleased Premises, including without limitation the costs of all design, architectural and engineering work related thereto, construction management fees, construction costs of alterations, costs of cabling, costs for installation of equipment, fixtures and furnishings and/or modifications to existing systems, equipment, fixtures and furnishings, all governmental and quasi-governmental approvals and permits required therefor, construction supervision or management fees of Landlord and/or Sublandlord, and all other direct and indirect construction costs applicable to Subtenant and the Subleased Premises and all moving expenses.

9.          Services .  Pursuant to the Lease, Landlord is obligated to provide to the Subleased Premises on behalf of Sublandlord interior climate control, janitorial and cleaning, access control, elevator, and utility services. Sublandlord shall cooperate with Subtenant and shall use such reasonable efforts, at Subtenant’s sole cost and expense, to cause Landlord to provide such services and perform such obligations for the benefit of Subtenant.  Sublandlord shall not be obligated to perform and shall not be liable for the performance by Landlord of any of the obligations assumed and undertaken by Landlord under the Lease, and Subtenant shall have no claim against Sublandlord by reason of any default upon the part of Landlord or any failure on the part of Landlord to provide any service or perform any other obligation that Landlord is obligated to provide or perform under the Lease.  Notwithstanding the foregoing, Sublandlord shall use commercially reasonable efforts to enforce its rights to receive services from Landlord in accordance with the terms of the Lease.

10.          Insurance .

 (a) Subtenant shall obtain and keep in force during the Sublease Term all insurance policies required to be maintained by the Tenant under and in accordance with the terms of the Lease, including without limitation Section 10.3 of the Lease.  Subtenant shall name Sublandlord as an additional insured in any case where Subtenant is required to name Landlord as an additional insured under the terms of the Lease.  In addition, Subtenant shall maintain insurance covering Subtenant’s trade fixtures, furniture, equipment, other personal property and any alterations or improvements made to the Subleased Premises by or on behalf of Subtenant against such other perils and in such amounts as Sublandlord may from time to time reasonably require upon not less than ninety (90) days’ prior notice.  Not later than the Sublease Commencement Date, and not less than thirty (30) days prior to the expiration date of each policy providing all or part of the insurance required above, Subtenant shall furnish to Sublandlord certificates or other proof of Subtenant’s procurement of the insurance required hereunder which in all cases are acceptable to Sublandlord as to the insurance from time to time required hereby, and such other information as may be reasonably requested by Sublandlord.

 (b) Sublandlord and Subtenant each hereby agree to exercise all reasonable commercial diligence to have included in each of its hazard insurance policies pertaining to the Subleased Premises and the property therein, against loss, damage or destruction by fire or other casualty therein covered a waiver of the insurer’s right of subrogation against the other party, or, if such waiver should be unattainable or unenforceable, (i) an express agreement that such policy shall not be invalidated if the insured waives, before the casualty, the right of recovery against any party responsible for a casualty covered by the policy or (ii) any other form of permission for the release of the other party.  If such waiver, agreement or permission shall not be, or shall cease to be, obtainable (A) without additional charge, or (B) at all, the insured party shall so notify the other party promptly after learning thereof.  In the first such case, if the other party shall so elect and shall pay the insurer’s additional charge therefor, such waiver, agreement or permission shall be included in the policy.  Each party hereby releases the other party with respect to any claim (including a claim for negligence) which it might otherwise have against the other party for loss, damage or destruction with respect to the releasing party’s property occurring during the Sublease Term to the extent to which the releasing party is insured and receives proceeds under a policy or policies containing a waiver of subrogation or permission to release liability, as provided in this Section 10(b).  If, notwithstanding the recovery of insurance proceeds by either party for such loss, damage or destruction of its property, the other party is liable to the first party with respect thereto or is obligated under this Sublease to make replacement, repair or restoration or payment, then (provided the first party’s right of full recovery under its insurance policies is not thereby prejudiced or otherwise adversely affected) the amount of the net proceeds of the first party’s insurance against such loss, damage or destruction shall be offset against the second party’s liability to the first party therefor, or shall be made available to the second party to pay for replacement, repair or restoration, as the case may be.  Nothing contained in this Section 10(b) shall relieve either party of any duty imposed elsewhere in this Sublease to repair, restore or rebuild the leasehold improvements and alterations in the Subleased Premises.

11.          Indemnification .  Subtenant hereby indemnifies and holds Sublandlord harmless from and against any and all costs, damages, claims, liability, causes of action, suits, judgments and expenses (including reasonable attorney’s fees, disbursements, and actual costs), losses and court costs suffered by or claimed against Sublandlord, directly or indirectly, for death, bodily injury or property damage to the extent based on or arising wholly or substantially out of any negligent acts or omissions of Subtenant or its agents and in respect of all costs, damages, expenses and liabilities incurred by or asserted against Sublandlord in connection with or arising out of all such claims, liability and/or suits, including court costs, reasonable attorneys’ fees and the other expenses of any action, proceeding or suit pertaining thereto, except to the extent attributable to the grossly negligent acts or omissions of the Sublandlord or its agents.  In addition, Subtenant hereby indemnifies and holds Sublandlord harmless from and against any and all actual out of pocket attorneys’ fees and expenses incurred in connection with negotiating this Sublease in the event that the Subleased Premises are recaptured by Landlord pursuant to the terms of the Lease.   Except as provided in Section 14 of this Sublease, Subtenant shall not be liable for consequential damages.

12.                 Default; Remedies .  (a) It shall constitute a “ Default ” if any of the following occurs:

 (i) Subtenant shall fail to pay Rent, as and when due, and such failure should continue for more than five (5) business days after receipt of written notice of such failure from Sublandlord;

 (ii) Subtenant shall default in any other obligation or covenant hereunder, and if such default is curable, if such default shall continue for a period of more than fifteen (15) days after Sublandlord gives written notice to Subtenant specifying the default; provided that, if such default cannot reasonably be cured within such fifteen (15) day period, the cure period therefore shall be extended for such time as is reasonably necessary to effect a cure of such default (but in no event beyond twenty-five (25) days after such notice is given) on the condition that Subtenant immediately commences and continuously diligently pursues such a cure to completion, and that, promptly upon determining that the aforesaid fifteen (15) day cure period is inadequate, Subtenant shall give notice to Sublandlord of the steps being taken to cure such default and the amount of time reasonably estimated by Subtenant to effect such cure; and provided further that, if Subtenant has defaulted in the performance of the same obligation or covenant three or more times during the Sublease Term and notice of such default has been given by Sublandlord in each instance, then no cure period shall thereafter be applicable hereunder;

 (iii) the Subleased Premises shall not, without the prior written consent of Sublandlord and Landlord, be occupied by any persons other than Subtenant or its permitted assigns or subtenants (except their respective guests or invitees, on an incidental, non-continuing basis), or be used for any purpose or by any persons other than those permitted hereunder, or if Subtenant shall enter into or purport to enter into any assignment, subletting or other transfer.  Notwithstanding the foregoing, Subtenant shall have the right to permit the Named Affiliates to occupy the Subleased Premises so long as the Named Affiliates are under common control with Subtenant.

 (iv) Subtenant’s interest in this Sublease or the balance of the leasehold interest created by this Sublease, or any material portion of the goods and chattels of Subtenant, shall at any time be seized in execution, attachment or by other judicial process; provided that no such execution, attachment or other judicial process shall constitute a Default if Subtenant shall, contemporaneously with such execution, attachment or other judicial process, provide Sublandlord with evidence reasonably satisfactory to Sublandlord that Subtenant will be able to continue to perform all of Subtenant’s obligations hereunder when and as required;

 (v) Subtenant shall make any general assignment for the benefit of creditors or become bankrupt or insolvent or take the benefit of any statute for bankrupt or insolvent debtors, or Subtenant shall take any steps or suffer any order to be made for its winding-up or other termination of its existence; or a custodian, trustee, receiver or receiver-manager or agent or other like person shall be appointed for the assets of Subtenant (including where such receiver or like person shall be appointed in an involuntary proceeding, if such appointment shall not be withdrawn within sixty (60) days from the date of appointment); or

 (vi) Subtenant shall abandon the Subleased Premises.

 (b) Upon the occurrence of any Default, Sublandlord shall have the following rights and remedies, all of which are cumulative and not alternative and are not to the exclusion of any other or additional rights and remedies in law or equity available to Sublandlord by statute or otherwise:  (1) cure any Default by making any payments or taking any actions required to do so, and Subtenant shall promptly upon presentation of invoices and reasonable supporting documentation, pay all amounts reasonably incurred by Sublandlord in curing such Default, including court costs and reasonable attorneys’ fees and disbursements in connection therewith, together with interest thereon at the rate of ten percent (10%) per year; (2) recover all accrued but unpaid Rent, together with interest thereon at the rate of ten percent (10%) per year; (3) terminate this Sublease by giving notice of such termination to Subtenant, and this Sublease shall immediately and automatically terminate upon the effective date specified in such notice; (4) re-enter and resume possession of the Subleased Premises and remove all persons and property therefrom, by any acts or proceedings available by law, without being liable for any damages therefor, and no such re-entry nor any acceptance of keys from Subtenant or cancellation of Subtenant’s security passes shall be deemed an acceptance of the surrender of this Sublease, and in the event of any such re-entry, Subtenant shall remain liable for all Rent for the balance of the Sublease Term; (5) in its name but as agent for Subtenant if this Sublease is not terminated, or in Sublandlord’s own behalf if this Sublease is terminated, relet the whole or any portion of the Subleased Premises for any period equal to or greater or less than the period which would have constituted the balance of the Sublease Term, for any sum and on terms and conditions that Sublandlord deems suitable and satisfactory, making such alterations, repairs, or replacements and decorations in and to the Subleased Premises as Sublandlord deems appropriate in its sole discretion for the purpose of re-letting this Premises, and the making of such alterations or repairs, replacements and decorations shall not operate or be construed to release Subtenant from liability under this Sublease; (6) if this Sublease shall be terminated as provided in this paragraph, by summary proceedings or otherwise as a result of any Default, or if Sublandlord shall re-enter the Subleased Premises without also terminating this Sublease, whether the Subleased Premises shall be relet or not, Sublandlord shall be entitled to recover from Subtenant an amount equal to the sum of (a) all accrued and unpaid Rent as of the date of termination or re-entry plus (b) at the election of Sublandlord in its sole discretion either (i) any positive difference between the Rent due hereunder and the rent actually received by reason of any reletting, with any suit brought by Sublandlord to enforce collection of such difference for any one month not prejudicing Sublandlord’s right to enforce the collection of any difference for any subsequent month in subsequent separate actions, as said damages shall have been made more easily ascertainable by successive relettings and with Sublandlord not being liable for any failure to relet the Subleased Premises or any part thereof or for any failure to collect any rent due upon any such reletting or (ii) the positive difference between the present value of the sum of the monthly installments of Rent from and after the date of re-entry or termination through the end of the applicable Sublease Term and the present value of the fair market rental value of the Subleased Premises over the same period, which present value is based on a discount rate equal to the then-current average yield on Treasury bonds maturing at approximately the same time as the Sublease Expiration Date; and/or (7) recover all reasonable costs, damages, expenses and fees incurred by Sublandlord in connection with any of the foregoing (including reasonable brokerage fees in connection with any re-letting(s), court costs and reasonable attorneys’ fees and disbursements, and any reasonable expense for putting and keeping the Subleased Premises in good order and for making alterations, repairs, replacements and decorations in and to the Subleased Premises and otherwise preparing them for re-letting(s)), which amounts shall be due and payable by Subtenant to Sublandlord on demand.  Notwithstanding anything to the contrary contained in this Sublease, Sublandlord shall use reasonable efforts to re-let the  Subleased Premises in the event that Sublandlord terminates Subtenant’s right to possess the Subleased Premises.

 (c) In the event that this Sublease is terminated and/or Subtenant’s right to possession of the Subleased Premises has terminated, Subtenant hereby waives:  (i) any right to any notice to cure or vacate or to quit provided by any present or future laws; and (ii) any and all rights of redemption under any present or future laws.

 (d) Each of Sublandlord and Subtenant agrees to and does hereby waive trial by jury in any action, proceeding or counterclaim brought by either of them against the other in respect of any matters arising out of or in any way connected with this Sublease, the relationship of sublandlord and subtenant, Subtenant’s use or occupancy of the Subleased Premises, any claim of injury or damage, or any statutory remedy.  Subtenant hereby represents and acknowledges that neither Sublandlord, nor any broker or agent, has represented or otherwise indicated that Sublandlord under any circumstances whatsoever will not seek to enforce this waiver of jury trial.

13.          Repairs and Maintenance .   Subtenant shall have the sole responsibility, at its expense, to maintain all furnishings and equipment in the Subleased Premises and the improvements and equipment in the Subleased Premises in good condition, repair, and working order, normal wear and tear and damage by insured casualty or accident excepted.

14.          Surrender of Premises; Holdover .

 (a) Upon the Sublease Expiration Date, Subtenant shall fully vacate and surrender the Subleased Premises to Sublandlord, broom clean and in as good order and condition as they were on the on the date of this Sublease, ordinary wear and tear, and insured casualties and damages caused by the elements, fire and other casualty and accident excepted (provided the insurance proceeds are paid to Sublandlord).  If Landlord requires that Subtenant remove any alterations (including the Subtenant’s Work) installed by Subtenant, then Subtenant shall cause such alterations to be removed prior to the expiration of the Sublease Term.  Sublandlord shall have no obligation to provide notice to Subtenant to remove any such alterations.  In the event that Subtenant fails to surrender the Subleased Premises when and in the condition required by this Sublease, Subtenant hereby irrevocably agrees that Sublandlord shall have the right, in its sole discretion, to pursue  any legal processes then available to Sublandlord to evict Subtenant from the Subleased Premises.

 (b) In the event that Subtenant shall not, on or before the Sublease Expiration Date, have returned the Subleased Premises to Sublandlord fully vacant, broom clean and otherwise in the condition required by this Sublease, then Subtenant shall, by virtue of this Sublease, become a tenant at sufferance at a monthly rental equal to two (2) times the monthly installments of Rent due under the terms of this Sublease, commencing said monthly tenancy with the first day after the end of the Sublease Term.  Subtenant, as a tenant at sufferance, shall be subject to all of the conditions and covenants of this Sublease as though the tenancy had originally been a monthly tenancy.  During the holdover period, each party hereto shall give to the other at least thirty (30) days’ written notice to quit the Subleased Premises, except in the event of nonpayment of monthly installments of Rent when due, or of the breach of any other covenant by Subtenant, in which event Subtenant shall not be entitled to any notice to quit, the usual thirty (30) days’ notice to quit being expressly waived.  Notwithstanding the foregoing, if Sublandlord shall desire to regain possession of the Subleased Premises promptly at the expiration of the Sublease Term or any extension thereof, Sublandlord may re-enter and take possession of the Subleased Premises by any legal action or process in force in the State of Maryland, without any notice to quit being required, such notice to quit being hereby waived, and Subtenant shall indemnify and hold harmless Sublandlord for all damages, whether direct, special, actual, indirect, or otherwise, as may be incurred by Sublandlord as a result thereof, including without limitation (i) all reasonable attorneys’ fees and other costs and expenses of Sublandlord incurred thereby, (ii) the cost of restoring the Subleased Premises to the condition required by this Sublease as of the Sublease Expiration Date, and (iii) any damages, claims, expenses or losses that Sublandlord incurs as a result of Subtenant’s holdover (such as, without limitation, holdover damages under the Lease).

15.          Notices .

 (a) Notices and other communications between Subtenant and Sublandlord in connection with this Sublease shall be in writing and shall be deemed given upon delivery by hand, overnight courier, or by certified mail, return receipt requested, to Sublandlord and to Subtenant at the following addresses.  Notices shall be deemed given as of the date received, or the date such notices would have been received but for the addressee’s refusal thereof:

If to Subtenant:

 Northwest Biotherapeutics, Inc.
 4800 Montgomery Lane
 Bethesda, Maryland 20814
 Attention:  Linda Powers

with a copy to:

 McMillan Metro, P.C.
 1901 Research Boulevard, Suite 500
 Rockville, Maryland 20850
 Attention: Michael A. Faerber

If to Sublandlord:

Attention:  Christopher Smith
American Capital, Ltd.
2 Bethesda Metro Center, 14 th Floor
Bethesda, MD 20814

with a copy to:
Arnold & Porter LLP
555 12th Street, N.W.
Washington, D.C.  20004
Attention:  Kenneth L. Schwartz

Either party may change its recipient and address for notices by a notice to the other in accordance with the foregoing.

 (b) Subtenant shall promptly furnish Sublandlord with copies of all notices that it receives from Landlord and Sublandlord shall promptly furnish Subtenant with copies of all notices that Sublandlord receives from Landlord relating to the Subleased Premises.

16.          Relationship to Lease .

 (a)  Subject to Section 16(b) of this Sublease, notwithstanding anything to the contrary in this Sublease, in the event that the Lease is terminated prior to its scheduled expiration date, this Sublease shall thereupon immediately terminate.

 (b) Sublandlord hereby agrees not voluntarily to permit any termination of the Lease (except as a result of casualty or condemnation or other rights Sublandlord has in the Lease to terminate the same).  This Section 16(b) shall not apply to any modifications to rules and regulations (including parking rules and regulations) as may be promulgated from time to time.

 (c) Subtenant acknowledges that it has received and reviewed the Lease (redacted to delete certain business or confidential terms).  Subtenant’s rights pursuant to this Sublease are subject and subordinate at all times to the Lease and to all of the terms, covenants, and agreements of the Lease, except as expressly modified by this Sublease.  Subtenant shall not do or permit anything to be done in, or in connection with Subtenant’s use or occupancy of, the Subleased Premises, which would violate any of the unredacted terms, covenants, or agreements of the Lease.  Except as modified hereby, Subtenant covenants and agrees to perform, observe and fulfill all of Sublandlord’s unredacted obligations, duties, undertakings, and covenants under the Lease which relate to the Subleased Premises and Subtenant’s rights hereunder.  Except as modified hereby, except for any provisions of this Sublease which conflict with the Lease (in which case the provisions of this Sublease shall control as between Sublandlord and Subtenant) and except as provided below, Sublandlord shall have the same obligations to Subtenant and rights of Landlord against Subtenant with respect to this Sublease, as the “Landlord” has with respect to and against the “Tenant” pursuant to the Lease, and Subtenant shall have the same obligations to Sublandlord and rights of Tenant against Sublandlord with respect to this Sublease, as the “Tenant” has with respect to and against the “Landlord” pursuant to the Lease.  Sublandlord may enforce directly against Subtenant any of the rights and remedies granted to Landlord pursuant to the Lease.  The foregoing notwithstanding, the provisions of the Lease described on Exhibit D attached hereto shall not be applicable to this Sublease.  Sublandlord may enforce directly against Subtenant any of the rights and remedies granted to Landlord pursuant to the Lease.  Nothing in this Sublease shall be construed or interpreted to grant any greater rights than Sublandlord has received as Tenant from Landlord pursuant to the Lease.

 (d) If Subtenant desires to take an action which, under the applicable provisions of the Lease, requires the approval or consent of Landlord, then Subtenant shall not take such action until Landlord has provided its approval or consent in connection therewith.

17.          Subleasing and Assignment .  Subtenant shall not assign this Sublease or sub-sublease all or any portion of the Subleased Premises without the prior written consent of Sublandlord, which consent may be withheld in the sole and absolute discretion of Sublandlord.  Any attempt by Subtenant to assign this Sublease or sub-sublease all or any portion of the Subleased Premises without the prior written consent of Sublandlord shall be void ab initio and shall be deemed null, void and ineffective.

18.          Sublease Consent .  The parties acknowledge and agree that the Lease provides that Sublandlord’s ability to sublet the Subleased Premises is subject to the consent of the Landlord, and therefore, a condition to the effectiveness of this Sublease is that the Landlord execute and deliver the Sublease Consent in a form reasonably satisfactory to Sublandlord.   Sublandlord shall use reasonable efforts to obtain such consent, and Subtenant shall reasonably cooperate with Sublandlord in connection with those efforts, including, without limitation, promptly delivering such financial and other information and documentation that Landlord reasonably requests.  If, notwithstanding such reasonable efforts, Landlord does not execute a Sublease Consent in form reasonably satisfactory to Sublandlord by March 18 , 2010 this Sublease shall be null and void and of no further effect, in which case Sublandlord and Subtenant shall promptly return to one another any items or funds delivered to the other pursuant to this Sublease, and neither shall have any further obligations to the other hereunder.   Sublandlord will request that Landlord incorporate into the Sublease Consent Landlord’s agreement to recognize this Sublease as a direct lease between Landlord and Subtenant in the event of the termination of the Lease prior to its scheduled expiration date.  Subtenant acknowledges and agrees that the effectiveness of this Sublease shall not be contingent on Landlord’s agreement to recognize the Sublease as a direct lease in the event of the termination of the Lease prior to its scheduled expiration date.

19.          Brokers . Sublandlord and Subtenant each represents and warrants to the other that it has not dealt with any broker or finder in connection with this Sublease, other than CBRE and Jones Lang LaSalle (“ Broker ”).  Sublandlord and Subtenant shall each indemnify and hold the other harmless from the indemnifying party’s breach of the foregoing representation and warranty.  Sublandlord shall pay a leasing commission to Broker pursuant to a separate agreement between Sublandlord and Broker.   Sublandlord and Subtenant each represents and warrants to the other that, except as hereinafter set forth, neither of them has employed any broker in procuring or carrying on any negotiations relating to this Sublease.  Sublandlord and Subtenant shall indemnify and hold each other harmless from any loss, claim or damage relating to the breach of the foregoing representation and warranty.  Sublandlord recognizes only CBRE, as Subtenant’s agents, and Jones Lang LaSalle, as Sublandlord’s agent, as brokers with respect to this Sublease.  Sublandlord shall be responsible for the payment of any leasing commissions owed to Jones Lang LaSalle pursuant to a separate agreement between Sublandlord and  Jones Lang LaSalle.  Jones Lang LaSalle shall be solely responsible for compensating CBRE pursuant to a separate agreement between them.

20.          Parking .  Sublandlord shall allocate to Subtenant Sublandlord’s right under the Lease to lease 1 parking space per 550 rentable square feet of the Subleased Premises at prevailing market rents in accordance with the terms of the Lease.  Subtenant shall be obligated to pay the market price for such spaces directly to the parking garage operator.  If Subtenant desires to lease fewer than the maximum number of parking spaces available to Subtenant pursuant to this Section 20, Subtenant shall notify Sublandlord sixty (60) days in advance of relinquishing such spaces.

21.          Estoppel Certificate . Subtenant shall, without charge, at any time and from time to time, within five (5) business days of request therefor by Sublandlord, execute, acknowledge and deliver a written estoppel certificate certifying, as of the date of such estoppel certificate, the following:  (a) whether or not this Sublease is unmodified and in full force and effect (or if there has been a modification, whether or not the Sublease is in full force and effect as modified and setting forth such modifications); (b) whether or not the Sublease Term has commenced and the full rental is now accruing; (c) the amounts of Rent currently due and payable by Subtenant; (d) that no Basic Rent (except the first installment thereof) has been paid more than thirty (30) days in advance of its due date; (e) whether or not Subtenant has accepted possession of the Subleased Premises and is currently operating its business therein; (f) that Subtenant has no knowledge of any then uncured defaults by Sublandlord of its obligations under this Sublease (or, if Subtenant has such knowledge, specifying the same in detail); (g) the address to which notices to Subtenant should be sent; and (h) any other information reasonably requested by Sublandlord related to this Sublease.

22.          Miscellaneous .

 (a) This Sublease contains the entire agreement between Sublandlord and Subtenant with respect to the use and occupancy of the Subleased Premises, and any agreement hereafter made shall be ineffective to amend or modify this Sublease in whole or in part unless such agreement is in writing and is signed by the party against whom enforcement of the change, modification or discharge is sought.  This Sublease shall bind and inure to the benefit of the parties hereto and their respective successors and their respective permitted assigns.  Whenever used in this Sublease, the word “including” shall be deemed to mean “including without limitation”.  Captions used in this Sublease are for convenience of reference only, and shall be of no force or effect in the construction or interpretation of this Sublease.  References to “Sections,” “paragraphs,” and “Exhibits” are to the corresponding portions of this Sublease, unless expressly stated to the contrary.  Time is of the essence in this Sublease and of all provisions hereof, except as expressly set forth to contrary herein.  Nothing contained in this Sublease shall be deemed or construed as creating the relationship of principal and agent, partnership, or joint venture between Sublandlord and Subtenant, nor any relationship whatsoever other than that of sublandlord and subtenant.  This Sublease shall be construed in accordance with the laws of the State of Maryland.  Subtenant shall have no right to record in the applicable land records this Sublease or any memorandum thereof.  The submission of this Sublease by Sublandlord to Subtenant shall not constitute an offer by Sublandlord and Sublandlord shall not be bound in any way unless and until this Sublease is executed and delivered by both parties and the same is consented to by Landlord, if applicable.

 (b)  Each party represents and warrants to the other that it has the power and authority to enter into this Sublease, and that this Sublease is the valid and binding obligation of such party and is enforceable against it in accordance with its terms, subject to general equitable principles and creditors’ rights.

[signatures appear on following page]

IN WITNESS WHEREOF, Sublandlord and Subtenant have respectively executed this Sublease as of the day and year first above written.

SUBLANDLORD:

AMERICAN CAPITAL, LTD.

By:
Name:
Its:

SUBTENANT:

NORTHWEST BIOTHERAPEUTICS, INC.

By:
Name:
Its:

List of Exhibits

Exhibit A	Copy of Lease
Exhibit B	Form of Sublease Consent
Exhibit C	Excluded Lease Provisions

EXHIBIT A

COPY OF LEASE

(See attached)

EXHIBIT B

DEPICTION OF SUBLEASED PREMISES

EXHIBIT C

CONSENT TO SUBLEASE

EXHIBIT D

EXCLUDED LEASE PROVISIONS

Original Lease :

Summary of Basic Lease Information - Section 9, Section 11, Section 12, Section 13
Article 28
Section 29.26
Article 30
Article 31
Article 32
Article 33
Exhibit B

Amendment :